Exhibit 99.1


CONTACT:
Francis J. Evanitsky, President and CEO
Juniata Valley Financial Corp.
717-436-8211

FOR IMMEDIATE RELEASE

           JUNIATA VALLEY FINANCIAL CORP. APPOINTS CHIEF FINANCIAL OFFICER

MIFFLINTOWN, PA, August 22, 2005 -- Juniata Valley Financial Corp. (OTC-BB:
JUVF.OB), parent company of The Juniata Valley Bank, announced today the appointment of JoAnn N. McMinn, of Reedsville, Pa, as its Chief Financial Officer, effective immediately. Francis J. Evanitsky, President and CEO, had served as interim CFO since June 10, 2005.

A cum laude graduate of Lock Haven University, Ms. McMinn was previously Corporate Controller and Director of Investor Relations for Omega Financial Corporation, a diversified financial service company. She had served as Corporate Controller since 1988 and as both Corporate Controller and Director of Investor Relations since 2003. At Omega Financial Corporation, Ms. McMinn's responsibilities included preparation and coordination of annual reports to shareholders and SEC filings, managing production of bank and holding company regulatory reporting and managing the investor relations department. She was extensively involved with Omega's documentation of internal controls pursuant to
Section 404 of the Sarbanes Oxley Act.

"With her financial and regulatory reporting, accounting and compliance experience, she is an excellent addition to our team," said Francis J. Evanitsky, President and CEO. "I'm very excited about this new opportunity and look forward to the challenges," said Ms. McMinn.

Ms. McMinn graduated from Lock Haven University with a bachelor of science degree in Mathematics and Computer Science. She did post-graduate study in Accounting and Business Administration at Pennsylvania State University. She is a graduate of the Madison, Wisconsin Bank Administration Institute School of Banking.

Juniata Valley Bank is a $400 million bank and trust company, headquartered in Mifflintown, Pennsylvania, with 11 community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. Since 1867, the Bank has served Central Pennsylvania and beyond with a commitment to customer service and customer satisfaction. The Bank offers a broad variety of retail and commercial banking services, including online banking, trust services and the opportunity to obtain investment products and services through Financial Network Investment Corporation. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.